Exhibit 10.7

SETTLEMENT AGREEMENT AND RELEASE

THIS AGREEMENT is made as of the 26th day of June, 2014.

BETWEEN:

CIVEO CORPORATION

(collectively known as “Employer”)

- and-

Ronald Green

(“Employee”)

-and-

WHEREAS the parties have agreed to end Employee’s employment with the Employer on June 18th, 2014;

AND WHEREAS the parties wish to document the terms of a settlement agreement reached by them in respect of all possible claims the Employee has arising out of the cessation of his employment;

NOW THEREFORE, in consideration of the mutual covenants outlined below, the parties hereby agree as follows:

Settlement

1.	The Employer will provide the following to the Employee:

a.	A lump sum payment equivalent to 24 month’s base salary, calculated based on your current base salary of C$475,000 per annum, equaling a gross amount of C$950,000, less necessary statutory deductions.
b.

Payment of your target AICP for 2014 and 2015. This payment will be calculated as 80% of your current base salary of C$ 475,000 for both 2014 and 2015, equaling a gross amount of C$ 760,000, less necessary statutory deductions.

c.

Vesting and redemption of all outstanding and converted Phantom Stock Units (PSUs) with the payout amount calculated based on the market closing price of Civeo Corporation common stock on the date of acceptance of these terms but no later than June 30, 2014. Conversion of this amount to Canadian funds will be made at such dates closing Canadian/US dollar exchange rate as published by the Bank of Canada.

d.	Eligibility to exercise all vested and outstanding stock options for a period of up to three (3) months following June 18, 2014.

e.	Vesting will be accelerated to 100% on outstanding/unreleased Restricted Stock Awards which will then be transferred to your E*Trade Equity Account.

f.	Continuation of medical benefits as per Civeo Canada’s benefit plan in place as of June 18, 2014 for a period of 24 months from June 18, 2014 (up to and including June 18, 2016).

2.	Employee resigns his employment effective June 18th, 2014, and all employment remuneration, benefits, entitlement and perquisites cease as of June 18th, 2014 except as provided for in 1(e) above.

Release

3.

Employee hereby remises, releases and forever discharges Employer, its successors, affiliates, subsidiaries, related entities, personal representatives, directors, officers, employees, agents and assigns (together referred to as the “Released Parties”) from any and all cause or causes of action, suits, debts, sums of money, dues, expenses, general damages, special damages, costs, expenses, claims and demands of any and every kind and nature whatsoever, at law or in equity, or under any legislation, which against the Released Parties, he ever had, now has or which his heirs, executors, administrators, successors or assigns hereafter can, shall or may have, for or by reason of any matter, cause or thing whatsoever existing up to the present time, and in particular, but without in any way restricting the generality of the foregoing, all matters relating to, arising from or connected with:

a.	Employee’s employment with Employer;

b.	The cessation of that employment;

c.	The loss of any pension, medical, insurance or welfare plans or benefits sponsored or contributed to by Employer;

d.	Any bonus (AICP) amounts claimed to be earned at the date of termination or at any time after the date of termination;

e.	Any claims to receive deferred employment compensation, including without limitation, PSUs, RSAs or stock options;

f.	Any claims against Employer under the Employment Standards Code (Alberta) or any other employment standards legislation; and,

g.	Any claims against Employer under the Human Rights Act (Alberta) or any other human rights legislation.

4.

Employee understands and agrees that the payments referred to above fully compensate him for all amounts owed to him by the Employer or other Released Parties including, but not limited to, all salary, bonuses, AICP payments, vacation pay, holiday pay, severance pay, termination pay, pay in lieu of notice, expenses, damages, allowances, and employment benefits or other entitlements, whether by statute, contract, or at common law. Employee expressly releases his claim to all payments and employment benefits of any description, including, without limitation, short-term disability benefits, long-term disability benefits, WCB benefits, and life insurance benefits, except those benefits continued pursuant to this Agreement. Employee further releases any claims against insurers or other parties who might seek contribution from the Employer, and these parties are considered a Released Party under this Agreement.

5.

Neither Employee nor anyone on his behalf will bring any action, suit, or complaint against the Employer or any of the Released Parties in respect to any of the matters described in paragraphs 3 or 4, above, aside for any claim arising from the Employer’s non-performance of its obligations under this Agreement.

Confidentiality

6.

Except as required by law, the Employee undertakes and agrees to keep the terms of this Settlement Agreement and Release in absolute and strict confidence at all times, without time limitation, and not to disclose its contents to any persons, except professional financial/legal advisors and immediate family. For added certainty, and without limiting the generality of the foregoing, the Employee undertakes and agrees that he will not publicize, discuss, disclose or communicate with any person, entity or organization in any form whatsoever, the terms of all or any part of this Settlement Agreement.

7.

The Employee recognizes and acknowledges that during his employment with the Employer he had access to certain information which relates to the Employer's past, present or future business plans, products, research, development, inventions, processes, techniques, clients, customers, plan designs or other technical information and data ( the "Proprietary Information"). The Employee agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof and further agrees not to disclose or disseminate the Proprietary Information to any third party and shall not use the Proprietary Information for his own benefit or for the benefit of any third party. The Employee acknowledges and agrees that he has taken and will in the future take appropriate precautions to safeguard the Proprietary Information of the Employer. The Employee also recognizes and acknowledges that during his employment with the Employer he had access to certain non-public confidential information belonging to the Employer relating to its business, commercial and financial operations, employee lists and records, software and manuals, or any other information, whether in writing or not, which is not generally known to the public and which could, if used, communicated, or divulged, cause damage, embarrassment, loss of reputation, or other harm to the Employer, or any of the Released Parties (the "Confidential Information"). The Employee agrees to preserve and protect the confidentiality of the Confidential Information and all physical forms thereof and further agrees not to disclose or disseminate the Confidential Information to any third party and shall not use the Confidential Information for his own benefit or for the benefit of any third party. The Employee acknowledges and agrees that he has taken and will in the future take appropriate precautions to safeguard the Confidential Information of the Employer. The Employee agrees to hold in strictest confidence and not use, disclose or divulge in any way to any person or entity the Confidential Information or the Proprietary Information without first obtaining the Company’s written consent or unless required by law. The covenants contained in this paragraph do not replace, reduce, limit, or eliminate the Employee’s common law duties relating to the disclosure or use of the Employer’s confidential or proprietary information.

8.

Employee acknowledges that should he have any questions as to whether particular information is Proprietary Information or Confidential Information, he should seek out the advice of the President or Chief Executive Officer of the Employer.

9.

Employee represents and acknowledges that he has no claim or right, title, or interest in the property or assets of any of the Released Parties. Employee represents that he has returned or, within 24 hours of the cessation of his employment, will return any such property in his possession or control, including, without limitation, any computers, documents, electronic information, credit cards, telephone cards, office keys, and security badges relating to his employment, and further represents that he has not distributed or retained any copies of such property except in the course of fulfilling his employment duties.

No Disparaging Comments

10.

Employee agrees not to make any disparaging remarks, whether written or oral, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of any of the Released Parties.

Non-Competition and Non-Solicitation

11.

Employee agrees that, for a period of 24 months following the cessation of his employment, he shall not, directly or indirectly and whether on his own behalf or for others, within Canada or the United States of America:

(i) be engaged, whether as an employee, officer, director, owner, partner, consultant, investor or other capacity, in any business activities which are competitive with the business conducted by the Employer; or,

(ii) render any advice or services to, or otherwise assist, any other person, association, or company or other entity which is engaged, directly or indirectly, in any business activities which are competitive with the business conducted by the Employer.

12.	Employee agrees that, for a period of 24 months following the cessation of his employment he shall not, directly or indirectly and whether on his own behalf or for others:

(i) induce or solicit any employee or contractor of the Employer to terminate his or her employment or other relationship with the Employer, or hire or assist in the hiring of any such employee or contractor by any person, association, company or other entity not affiliated with the Employer; or,

(ii) induce, solicit or cause any customer or supplier of the Employer to terminate, reduce or curtail any business relationship with the Employer or to do business with a competitor of the Employer.

13.	The Employee acknowledges and agrees that the foregoing time limits and geographic area are reasonable and properly required for the adequate protection of the business of the Employer.

14.

The Employee agrees that in the event of a breach by the Employee of any of the provisions of this Agreement, the Employer, in addition to and not in limitation of any other rights, remedies or damages available to the Employer at law or in equity, shall be entitled to an injunction in order to prevent or to restrain any breach by the Employee, or by any or all of the Employee’s partners, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Employee.

15.	The above restrictions are in addition to, and not in substitution for, any fiduciary duties the Employee owes to the Employer.

Consideration Provided by Employer

16.

The Employee understands that the Employer has a material interest in preserving its reputation and goodwill, and the relationships it has developed with its customers, suppliers, employees and contractors against impairment by competitive activities of a former employee. The Employee also understands that the Employer has provided him with compensation under this Agreement which he would not otherwise be entitled to had he been employed for a period of 24 months following cessation of his employment, including vesting and conversion of certain PSUs and RSAs which would not have vested during that 24 month period. Therefore, the Employee understands and agrees that:

a.	his agreement to the restrictions, duties and covenants in this Agreement constitute a material inducement to the Employer to pay the Employee the amounts set out in this Agreement;

b.	the Employer would not be prepared to pay the amounts set out in this Agreement without the Employee agreeing to the restrictions, duties and covenants in this Agreement;

c.

the Employer is providing him with more than 24 months’ compensation in part so that he does not have any need to engage in the activities described under the heading “Non-Competition and Non-Solicitation” and,

d.

should he violate any of the restrictions, duties and covenants set out under the headings “Confidentiality”, “No Disparaging Comments”, or “Non-Competition and Non-Solicitation” in this Agreement, then the amounts paid to the Employee under this Agreement will be immediately forfeited by the Employee and will constitute a just debt due and owing to the Employer as a reasonable pre-estimate of the damages it will suffer as a result of such violation.

General

17.	Nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the parties and any such liability is expressly denied.

18.	Employee acknowledge that he has carefully read this Agreement and does fully understand the terms and conditions and, and after being given the opportunity to obtain advice, accepts the same.

19.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

20.

This Agreement shall be binding upon and inure to the benefit of Employer, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee understands and agrees that he is bound by this Agreement and that anyone who claims under him or succeeds to his rights and obligations, such as his spouse, children, heirs, or the executors of his estate is also bound.

21.

Employee agrees to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement effective as of the date of the signatures shown hereunder.

DATED the 26th day of June, 2014.

/s/ Ronald Green

Ronald Green

/s/ Anthony Purgas	/s/ Anthony Purgas

Witness (Name)	Witness (Signature)

/s/ Bradley J. Dodson

CIVEO CORPORATION

Per:	Bradley J. Dodson